Exhibit 99.1

Contacts: Media Alecia Pulman (203) 682-8224 apulman@icrinc.com

For Immediate Release
Investor Relations Fitzhugh Taylor (203) 682-8261 ftaylor@icrinc.com

Ruth’s Hospitality Group, Inc. Reports Second Quarter 2013 Financial Results

- Total Revenues Grew 4.8% -

- Quarterly Earnings per Share Increased 29% to $0.22 –

WINTER PARK, Fla.—(BUSINESS WIRE)—August 2, 2013—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its second quarter ended June 30, 2013.

Highlights for the second quarter of 2013 compared to the second quarter of 2012 were as follows:

The Company reported net income of $7.8 million or $0.22 per diluted share in the second quarter of 2013, compared to net income of $5.8 million or $0.17 per diluted share in the second quarter of 2012.

●	Net income in the second quarter of 2013 included a non-recurring $0.6 million income tax benefit pertaining to state employment credits.
●

Excluding non-recurring income tax items and results from discontinued operations, non-GAAP diluted earnings per common share was $0.20 in the second quarter of 2013 compared to $0.17 in the second quarter of 2012. The Company believes that non-GAAP earnings per diluted share, which excludes non-recurring and non-operating items from both periods, provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measures table for additional information.

Restaurant sales in the second quarter increased 4.3% to $95.1 million compared to $91.2 million in the prior year.

●	Company-owned comparable restaurant sales for Ruth’s Chris Steak House increased 4.6%.
●	Company-owned comparable restaurant sales for Mitchell’s Fish Market decreased 1.4%.

Total operating costs in the second quarter increased by 3.1% or $2.7 million compared to the second quarter of 2012.

●	Food and beverage costs, as a percentage of restaurant sales, decreased 180 basis points in the second quarter to 30.4% due to lower beef costs and the effect of a 2% increase in menu pricing.
●

Restaurant operating expenses, as a percentage of restaurant sales, decreased 74 basis points in the second quarter to 50.3% primarily due to lower occupancy costs and the effect of higher sales on fixed costs.

●	General and administrative expenses increased $1.1 million to $7.3 million in the quarter.

At the end of the second quarter of 2013, the Company had $40.0 million in debt outstanding under its senior credit facility, a decrease of $3.0 million from $43.0 million at the end of the first quarter and a decrease of $31.0 million from the end of the second quarter of 2012. The Company also announced that its Board of Directors, as part of the Company’s focus on shareholder returns, has approved the payment of a quarterly cash dividend to shareholders of $0.04 per share. This dividend will be paid to shareholders on August 29, 2013 to all common shareholders of record as of the close of business on August 15, 2013.

Michael P. O'Donnell, Chairman, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., stated, “We maintained our operating momentum during the second quarter, highlighted by the 13th straight quarter of positive comparable sales growth and an 18% increase in our adjusted earnings per share. As we look to the second half of 2013, we are excited about the health of our business and our prospects for continued growth. With a healthy capital structure and growing free cash flow, we are well-positioned to reinvest in our existing business, continue to invest in new restaurant development and return capital to shareholders, which we believe will drive shareholder value.”

Review of Second Quarter 2013 Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, were $101.8 million in the second quarter of 2013 compared to $97.1 million in the same quarter last year.

Company-owned restaurant sales increased 4.3% to $95.1 million for the second quarter of 2013 from $91.2 million in the same quarter last year. Excluding discontinued operations, total operating weeks for all brands during the second quarter increased to 1,105 from 1,092 in the second quarter of 2012.

Ruth’s Chris Steak House Sales

●	63 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the second quarter of 2013 compared to 62 at the end of the prior year second quarter.
●	Total operating weeks for the second quarter of 2013 increased to 819 weeks from 806 weeks in the second quarter of 2012.
●

Average weekly sales for Ruth’s Chris Steak House were approximately $92.0 thousand in the second quarter of 2013, an increase of 4.3% compared to approximately $88.2 thousand in the second quarter of 2012.

●

For the second quarter of 2013, the increase in comparable sales at Company-owned Ruth’s Chris Steak House restaurants was 4.6%, which consisted of a traffic increase of 2.1% along with an average check increase of 2.5%.

Mitchell’s Fish Market Sales

●	19 Company-owned Mitchell’s Fish Market restaurants were open at the end of the second quarter of 2013, which is the same number of restaurants open at the end of the prior year second quarter.
●	Total operating weeks for the quarter were flat year-over-year at 247.
●

Average weekly sales at Mitchell’s Fish Market were approximately $72.3 thousand in the second quarter of 2013, a decrease of 1.4% compared to approximately $73.3 thousand in the second quarter of 2012.

●	For the second quarter of 2013, the decrease in comparable sales at Mitchell’s Fish Market restaurants was 1.4%, which consisted of a traffic decrease of 2.8% and an average check increase of 1.5%.

Franchise Income

●	74 franchise-owned Ruth’s Chris Steak House restaurants were open at the end of the second quarter of 2013 compared to 69 at the end of the prior year second quarter.
●

Franchise income increased 12.5% to $3.6 million in the second quarter of 2013 from $3.2 million in the prior year period, driven by the increase in comparable franchise restaurant sales and new franchised unit development during the last 12 months.

●

For the second quarter of 2013, the increase in comparable franchise-owned restaurant sales was 3.5% in the second quarter of 2013, which included a 3.6% increase in domestic comparable franchise-owned restaurant sales and a 3.2% increase in international comparable franchise-owned restaurant sales.

Financial Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based on current information, Ruth's Hospitality Group, Inc. is updating its full year 2013 outlook:

●	Cost of goods sold of 31.5% to 32.5% of restaurant sales
●	Restaurant operating expenses of 50.0% to 51.0% of restaurant sales
●	Marketing and advertising expenses of 3.0% to 3.5% of total revenues
●	General and administrative expenses of $28 million to $29 million
●	Effective tax rate of 28% to 32%
●	Capital expenditures of $14 to $16 million
●

Basic shares outstanding of 34.5 million to 35.5 million, and fully-diluted shares outstanding of 35.5 million to 36.5 million, in both cases exclusive of any share repurchases under the Company’s share repurchase program

Conference Call

The Company will host a conference call to discuss second quarter 2013 financial results today at 8:30 AM Eastern Time. Hosting the call will be Mike O’Donnell, Chairman, President and Chief Executive Officer, and Arne Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-325-2144. A replay will be available one hour after the call and can be accessed by dialing 858-384-5517; the password is 2708862. The replay will be available until August 9, 2013. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. Ruth’s Hospitality Group, Inc., headquartered in Winter Park, Fla, was originally founded in 1965 and currently has more than 150 Company- and franchisee-owned restaurants worldwide.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Company’s financial outlook. Actual results could differ materially from those projected, implied or anticipated by these forward-looking statements. Some of the factors that could cause actual results to differ include the risk factors identified in the reports the Company files with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 30, 2012 and subsequently filed Quarterly Reports on Form 10-Q, all of which are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release after the date hereof.

RUTH'S HOSPITALITY GROUP, INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss) - Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		26 Weeks Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012

Revenues:
Restaurant sales	$95,135	$91,221	$197,929	$187,774
Franchise income	3,647	3,243	7,310	6,698
Other operating income	3,034	2,647	3,937	2,904
Total revenues	101,816	97,111	209,176	197,376

Costs and expenses:
Food and beverage costs	28,888	29,339	60,949	60,235
Restaurant operating expenses	47,823	46,529	97,218	93,615
Marketing and advertising	3,600	2,409	5,600	4,138
General and administrative costs	7,339	6,227	14,592	13,112
Depreciation and amortization expenses	3,138	3,639	6,743	7,347
Pre-opening costs	142	75	143	120
Total costs and expenses	90,930	88,218	185,245	178,567

Operating income	10,886	8,893	23,931	18,809

Other income (expense):
Interest expense, net	(415)	(598)	(931)	(1,079)
Debt issuance costs written-off	0	0	0	(807)
Other	4	(48)	38	(61)

Income from continuing operations before income tax expense	10,475	8,247	23,038	16,862
Income tax expense	2,612	2,403	6,419	4,976

Income from continuing operations	7,863	5,844	16,619	11,886
Income (loss) from discontinued operations, net of income taxes	(96)	(12)	(1,192)	41

Net income	$7,767	$5,832	$15,427	$11,927

Preferred stock dividends	0	0	0	514
Accretion of preferred stock redemption value	0	0	0	73

Excess of redemption value over carrying value of preferred shares redeemed	0	0	0	35,776
Net income (loss) applicable to preferred and common shareholders	$7,767	$5,832	$15,427	(24,436)
Basic earnings (loss) per common share:
Continuing operations	$0.22	$0.17	$0.48	$(0.71)
Discontinued operations	0	0	(0.03)	0
Basic earnings (loss) per share	$0.22	$0.17	$0.45	$(0.71)

Diluted earnings (loss) per common share:
Continuing operations	$0.22	$0.17	$0.46	$(0.71)
Discontinued operations	0	0	(0.03)	0
Diluted earnings (loss) per share	$0.22	$0.17	$0.43	$(0.71)

Shares used in computing net income (loss) per common share:
Basic	34,660,149	34,304,948	34,554,692	34,237,788
Diluted	35,681,077	35,133,637	35,585,807	34,237,788

Dividends declared per common share	$0.04	$0	$0.04	$0

RUTH'S HOSPITALITY GROUP, INC AND SUBSIDIARIES

Selected Balance Sheet Data - Unaudited

(Dollar amounts in thousands)

	June 30, 2013	December 30, 2012
Cash and cash equivalents	$5,530	$7,909
Total assets	222,160	231,357
Long-term debt	40,000	45,000
Total shareholders' equity	96,975	82,388

The operating results of a location closed in March 2013 have been reclassified to the discontinued operations line of the condensed consolidated statements of income (loss). These reclassifications had no effect on previously reported net income.

NON-GAAP MEASURE

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain non-recurring items and income (loss) on discontinued operations. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with accounting principles generally accepted in the United States, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as alternatives to any GAAP measurements.

Reconciliation of Non-GAAP Financial Measure - Unaudited

(Amounts in thousands, except share data)

	13 Weeks Ended		26 Weeks Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
GAAP net income (loss) applicable to preferred and common shareholders	$7,767	$5,832	$15,427	(24,436)
Net of tax impact of excluding certain non-recurring items - see Note	-	-	-	546
Impact of excluding certain non-recurring income tax items	(616)	114	(632)	242
Net of tax impact of excluding loss (income) on discontinued operations	96	12	1,192	(41)
Impact of excluding excess of redemption value over carrying value of preferred shares redeemed	-	-	-	35,776
Non-GAAP net income applicable to preferred and common shareholders	$7,247	$5,958	$15,987	$12,087

Non-GAAP diluted earnings per share	$0.20	$0.17	$0.45	$0.31

Shares:
Weighted average number of common shares outstanding - basic	34,660,149	34,304,948	34,554,692	34,237,788
Dilutive shares	1,020,928	828,689	1,031,115	831,073
Dilutive convertible preferred stock	-	-	-	3,552,482
Weighted-average number of common shares outstanding - diluted	35,681,077	35,133,637	35,585,807	38,621,343

Note: Excludes 2012 after tax impacts of debt issuance costs written-off and legal fees related to the amendment to the senior credit facility.